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                                                              EXHIBIT (e)(10)

                                    FORM OF
                              EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 2, 2000, by and between [Primark subsidiary] (the "Company"), a [State] corporation and an indirect subsidiary of Primark Corporation ("Parent"), and [name] (the "Executive").

            WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among Parent, Marquee Acquisition Corporation ("Purchaser") and The Thomson Corporation, at the Effective Time (as defined in the Merger Agreement) Purchaser will be merged with and into Parent (the "Merger"), and as a result Parent will become a subsidiary of The Thomson Corporation;

            WHEREAS, the Executive is currently employed by the Company;
and

            WHEREAS, the Company desires to continue to employ the Executive on the terms and conditions set forth below, and the Executive desires to be so employed by the Company.

            NOW, THEREFORE, the parties hereto agree as follows:

         1. DUTIES; TERM. The Company agrees to employ the Executive, and the Executive agrees to be so employed, in the position of [title] of [Primark subsidiary], having duties, functions and responsibilities substantially comparable to the Executive's current duties, functions and responsibilities with the Company, and the Executive agrees to perform such duties, functions and responsibilities for a period commencing at the Effective Time and ending on the eighteen (18) month anniversary of the Effective Time, unless sooner terminated in accordance with Section 4 hereof (the "Term"). The Executive will report to a superior with responsibilities at least equivalent to those of the Executive's superior immediately prior to the Effective Time.

         2. COMPENSATION AND RELATED MATTERS.

            (a) BASE SALARY AND BONUS. As compensation for services rendered hereunder, the Executive shall receive the annual salary ("Annual Salary") and the annual bonus opportunity (established in a manner consistent with the Company's existing year 2000 bonus plans) at no less than the amounts the Executive

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was entitled to receive from the Company immediately prior to the Effective
Time, to be paid in accordance with the Company's customary payroll practices. The Executive will be entitled to participate in the Company's Long-Term Incentive Plan, beginning with calendar year 2000.

            (b) SPECIAL BONUS. If the Executive is employed by the Company for the full eighteen-month Term, the Executive shall receive a special bonus ("Special Bonus"), paid in a lump sum on the day the eighteenth month term expires equal to one-half the Annual Salary in effect at that time.

            (c) BENEFITS. The Company shall provide the Executive with Executive benefits that in the aggregate are substantially comparable to the benefits provided by the Company to similarly situated executives.

            (d) OTHER CONSIDERATION. As additional consideration for the Company entering into this arrangement, the Executive agrees that any written or oral agreements or understandings between the Executive and the Company are void and of no further force and effect and this Agreement shall supersede all prior agreements or understandings between the Executive and the Company. All options owned by the Executive at the Effective Time shall be treated in such manner as contemplated by the Merger Agreement.

         3. TERMINATION OF EMPLOYMENT.

            (a) At any time during the Term, and except as otherwise provided in Sections 3(b) and 3(c) hereof, the Company shall only have the right to terminate this Agreement and the Executive's employment with the Company hereunder, upon written notice to the Executive, in the event the Executive engages in conduct which constitutes "Cause." For purposes of this Agreement, "Cause" shall mean (i) the conviction of the Executive of any felony (other than one arising out of motor vehicle accidents or violations); (ii) the gross neglect or willful misconduct of the Executive in connection with the performance of the Executive's duties hereunder, or a failure to follow a reasonable directive of the Company's Board of Directors not inconsistent with the other provisions of this Agreement; or (iii) a material breach by the Executive of any of the provisions of this Agreement. If this Agreement and the Executive's employment with the Company hereunder is terminated for Cause, or if the Executive voluntarily resigns from the Company

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without Good Reason (as hereinafter defined) during the Term, the Company shall pay the Executive an amount equal to all earned but unpaid portions of the Annual Salary (including pro rated bonus and the Company's Long-Term Incentive
Plan) and unused vacation days through the date of termination. Following any such termination, the Executive shall not be entitled to receive any other compensation or benefits from the Company hereunder.

            (b) This Agreement and the Executive's employment with the Company hereunder may also be terminated by the Company without Cause, or by the Executive upon the occurrence of an event constituting Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) the failure of the Company to cure any diminution of the Executive's functions, duties, responsibilities or reporting level under this Agreement; (ii) a reduction in the Executive's Annual Salary, annual bonus opportunity or any Long-Term Incentive Plan participation during the Term; (iii) the failure of the Company to cure any other material breach of this Agreement; or (iv) the Executive's relocation by the Company or a successor thereto to a location more than 50 miles from the Executive's place of employment prior to the Effective Time, in the case of (i), (ii), or (iii) above, the Company having failed to cure the event constituting Good Reason within ten (10) days following written notice from the Executive. In the event that the Executive's employment with the Company shall terminate during the Term on account of termination by the Company without Cause, or by the Executive with Good Reason, then the Company shall pay or provide to the Executive, as the Executive's sole and exclusive remedy hereunder, (A) an amount equal to all earned but unpaid portions of the Annual Salary (including pro rated bonus) and unused vacation days through the date of termination; (B) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which the Executive would have been entitled if he had continued working for the Company for an additional twelve (12) month period; (C) a continuation of the Executive's Annual Salary for twelve (12) months from the date of termination to be paid in accordance with the Company's normal payroll practices; (D) a pro-rata portion of the Special Bonus described in paragraph 2(b) based upon the ratio of (x) the number of full months from the Effective Time to the date of termination to (y) the Term; and (E) any earned and unpaid amounts under any long-term incentive plan.

            (c) This Agreement and the Executive's employment with the Company hereunder shall terminate immediately and automatically upon (i) the death or Disability (defined below) of the Executive; or (ii) the expiration of the Term. For purposes of this Agreement, "Disability" shall mean that the Company determines that due to physical or mental infirmity, whether total or partial, the Executive is substantially unable to perform the Executive's services hereunder for

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(x) a period of 90 consecutive days, or (y) shorter periods aggregating 90 days during any continuous period of 180 days; provided, however, that any physical or mental infirmity resulting from alcohol or drug abuse shall not be considered a "Disability" hereunder. If this Agreement and the Executive's employment with the Company hereunder is terminated on account of (i) or (ii) above, then the Company shall pay the Executive, or the Executive's estate, conservator or designated beneficiary, as the case may be, an amount equal to all earned but unpaid portions of the Annual Salary (including pro rated bonus) and unused vacation days through the date of termination, and following any such termination, neither the Executive, nor the Executive's estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive any other compensation or benefits from the Company hereunder, provided, however, that if the Executive's employment is terminated on account of (ii) above, and the Company has not previously offered to renew this Employment Agreement on commercially reasonable terms, and at least equal to the terms in this agreement, as determined by the Company in good faith, then the Company shall also pay or provide to the Executive (x) a continuation of the Executive's Annual Salary for twelve (12) months from the date of termination to be paid in accordance with the Company's normal payroll practices and (y) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which the Executive would have been entitled if the Executive had continued working for the Company for an additional twelve (12) month period.

         4. RESTRICTIVE COVENANTS.

            (a) The Executive acknowledges that (i) the Company is engaged and in the future will be engaged in the business of developing and providing products and services relating to financial information (the foregoing, together with any other businesses that the Company or its affiliates over which the Executive has responsibility under this Agreement may engage in from the date hereof to the date of the termination of this Agreement, being hereinafter referred to as the "Company Business"); (ii) the Executive's services to the Company have been and will be, special and unique; (iii) the Executive's work for the Company has and will give the Executive, access to trade secrets of and confidential information concerning the Company; (iv) the Company Business is national and international in scope; (v) the Parent would not have entered into the Merger Agreement but for the agreements and covenants contained in this
Section 4; and (vi) the agreements and covenants contained in this Section 4 are essential to protect the business and goodwill of the Company. In order to induce the Company to enter into this Agreement and the Parent to enter into the Merger Agreement, the Executive covenants and agrees that:


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            (b) In consideration for the payments provided for hereunder, during the Term hereof and for a period equal to one year after the termination or expiration of the Executive's employment by Company (whether or not pursuant to this Agreement), however caused, (the "Restricted Period"), the Executive shall not, unless otherwise approved by the Company, other than as specifically provided in this Agreement directly or indirectly, (i) engage in the Company Business as conducted on the date hereof or as it may hereafter be conducted during the course of the Executive's employment, or a business competitive with the Company Business; (ii) assist any person in conducting a business competitive with the Company Business, provided, however, that this is not intended to restrict the Executive's ownership of up to 1% of the securities of a publicly traded company that engages in the Company Business; or (iii) interfere with business relationships (whether formed heretofore or hereafter) between the Company and customers of or suppliers to the Company Business. The Executive agrees that in the event of a breach or threatened breach by the Executive of this section the Company shall be entitled to seek injunctive relief restraining the breaching party from engaging in any of the aforesaid prohibited activities. Nothing hereunder, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it in law or in equity.

            (c) During and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence and shall not use for the benefit of the Executive or others, except in connection with the business and affairs of the Company and its affiliates, all confidential information relating to the Company Business or to the Company or to the business of any of the Company's affiliates, including, but not limited to, "know-how," trade secrets, customer lists, subscription lists, details of consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, new personnel acquisition plans, processes, designs and design projects, inventions, software, source codes, object codes, system documentation, research projects and other business affairs relating to the Company Business or to any affiliate of the Company learned by the Executive heretofore or hereafter, and shall not disclose them to anyone outside of the Company and its affiliates, either during or after employment by the Company or any of its affiliates, except (i) as required in the course of performing the Executive's duties hereunder; (ii) with the Company's express written consent, or (iii) pursuant to legal process. Notwithstanding the foregoing, the obligations of the Executive in this Section 4(c) shall not apply to confidential information (A) which at the date hereof or thereafter becomes a matter of public knowledge without breach by the Executive of this

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Agreement; or (B) which is obtained by the Executive from a person other than the Company or an affiliate of the Company who is under no obligation of confidentiality to the Company.

            (d) During the Restricted Period and so long as the Executive is employed by the Company the Executive shall not, directly or indirectly (i) hire, solicit or encourage any employee to leave the employment of the Company or any of its affiliates; or (ii) hire any such employee who has voluntarily left the employment of the Company or any of its affiliates within one year of the termination of such employee's employment with the Company or any of its affiliates.

            (e) Upon termination of the Executive's employment with the Company, all documents, records, notebooks, and similar repositories of or containing trade secrets or intellectual property then in the Executive's possession, including copies thereof, whether prepared by the Executive or others, will be promptly returned to or left with the Company.

            (f) Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 4 (the "Restrictive Covenants"), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

         5. EFFECTIVE TIME OF AGREEMENT. This Agreement shall become effective at the Effective Time; provided, however, that if the Merger is not consummated, this Agreement shall be void and of no further force and effect.

         6. AMENDMENT. This Agreement may be amended only by a written agreement signed by the parties hereto.

         7. BINDING EFFECT. This Agreement is not assignable by the Executive. None of the Executive's rights under this Agreement shall be subject to any encumbrances or the claims of the Executive's creditors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of the Company hereunder).


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         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

         9. SEVERABILITY. If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

         10. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                                [Signature of Executive]
                                                -------------------------------
                                                [Name of Executive]



                                                [Primark subsidiary]


                                                [Signature of Officer]
                                                -------------------------------
                                                [Name of Officer]
                                                [Office]


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